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Exhibit 99(a)(xiv)

AMENDMENT NO. 1 TO THE OFFER TO EXCHANGE OUTSTANDING
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
DATED JUNE 27, 2003

        The Offer to Exchange Outstanding Stock Options and Stock Appreciation Rights previously filed with the Securities and Exchange Commission on June 27, 2003 (the "Offer to Exchange") is hereby amended as follows:

1.
Question and Answer number 20 in the Summary of Terms on page 4 of the Offer to Exchange is amended to read, in its entirety, as follows:

  Q20.    Can I change my election?

    Yes. You may change or withdraw your election at any time before 5 P.M. Central Time on the Expiration Date by electronically submitting a Change in Election Form. You may withdraw your election by submitting a Change in Election Form electronically before 5 P.M. Central Time on July 30, 2003, or a later date if we extend the Offer. If you are unable to submit a Change in Election Form electronically because you do not have access to our employee website, you may submit a hard copy of the form. To do so, you must return your signed Change in Election Form by fax at (612) 726-3509 or by hand delivery or overnight courier to Northwest Airlines, Inc., Human Resources Dept A1420, 2700 Lone Oak Parkway, Eagan, MN 55121-1534, Attention: Pilot Stock Option Exchange Program. Your signed Election Acceptance Form or Change in Election Form, if any, must be received before 5 P.M. Central Time on July 30, 2003, or a later date if we extend the Offer. If you submit your change in election electronically via the online process, you will not need to submit a hard copy of the Change in Election Form.

    If you withdraw your election and subsequently determine that you would like to accept the Offer, then you must submit a new Election Acceptance Form prior to the Expiration Date. Follow the procedure detailed in Question 18 (above) for details on how to file an Election Acceptance Form.

    There is no limit to the number of times you can change your election prior to the Expiration Date. However, the last Election Acceptance Form or Change in Election Form you submit prior to the Expiration Date will be the election that governs your election.

2.
The following paragraph is inserted after the second full paragraph in Section 4. "Change in Election" on page 8 of the Offer to Exchange:

            "If you withdraw your election and subsequently determine that you would like to accept the Offer, then you must submit a new Election Acceptance Form prior to the Expiration Date. Follow the procedure detailed in Question 18 in the Summary of Terms and Section 3. "Procedures" for details on how to file an Election Acceptance Form."

3.
The fourth full paragraph in Section 4. "Change in Election" on page 8 of the Offer to Exchange is amended to read, in its entirety, as follows:

            "Notwithstanding the above disclosure, you may withdraw your election after August 22, 2003, if your surrendered options and/or stock appreciation rights have not yet been accepted by the Company."

4.
The first paragraph in Section 6. "Conditions of the Offer" on page 8 of the Offer to Exchange is amended to read, in its entirety, as follows:

            "We will not be required to accept any Eligible Awards that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Awards that you elect to exchange, in each case at any time on or before the

    Expiration Date, if we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Awards that you elect to exchange. When exercising our reasonable judgment in a manner that would cause us to amend or terminate the offer, or postpone our acceptance and cancellation of any Eligible Awards that you elect to exchange, we shall exercise the judgment of a reasonable person. Events that would make it inadvisable for us to proceed with the Offer, or to accept and cancel Eligible Awards that you elect to exchange, would include the following:"

5.
The final bullet point under Section 6. "Conditions of the Offer" on page 9 of the Offer to Exchange is amended to read, in its entirety, as follows:

            "•    any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is material to us."

6.
The final paragraph of Section 6. "Conditions of the Offer" on page 10 of the Offer to Exchange is amended to read, in its entirety, as follows:

            "Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, if we waive a given condition of the Offer for one person, we will waive that same condition for all other persons under the Offer. Any determination we make concerning the events described in this Section 6 will be final and binding upon all Eligible Participants."

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  Exhibit 99(a)(xiv)
AMENDMENT NO. 1 TO THE OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS AND STOCK APPRECIATION RIGHTS DATED JUNE 27, 2003